Exhibit 10.17

NETSUITE STRATEGIC RESELLER PROGRAM

DEVELOPMENT FUND AGREEMENT

This NetSuite Strategic Reseller Program Development Fund Agreement (the “Agreement”), effective as of October 20, 2006 (the “Effective Date”), is entered into by and between NetSuite, Inc., a California corporation, having offices at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511, United States (“NetSuite”) and NetSuite Kabushiki Kaisha, a Japanese corporation, (“NetSuite KK”) on the one hand, and Miroku Jyoho Service Co., Ltd., a company incorporated in Japan, having a principal place of business at 4-29-1 Yotsuya, Shinjuku-ku, Tokyo, Japan 160-0004 (“Company”), on the other hand (each a “Party,” collectively the “Parties”).

RECITALS

A.        NetSuite has developed and hosts a suite of software products that includes enterprise resource planning, customer relationship management, E-commerce, employee management, and collaboration capabilities, and is in the business of making such products available, as an application service provider, for use by customers that access such products over the Internet.

B.        NetSuite has created NetSuite KK and granted it exclusive rights to market, promote, and distribute certain NetSuite product and services localized for the Japanese market to the extent set forth in that certain written “Distribution Agreement” entered into by and between NetSuite and NetSuite KK on March 8, 2006 (the “NS Agreement”), and desires that NetSuite KK develop and create a network of resellers, including Strategic Resellers (as defined below), to resell the localized NetSuite products and services in Japan.

C.        NetSuite seeks to finance certain engineering and development work related to the localization and other development of the NetSuite products and service through a pooling of capital (the “Development Fund”) contributed by strategic resellers that desire to resell NetSuite products and services in Japan and that are taking equity positions in NetSuite KK (each, a “Strategic Reseller”).

D.        As part of the strategic reseller program, Strategic Resellers that contribute to the Development Fund, and that become equity holders in NetSuite KK, are being granted certain preferred pricing terms, and certain exclusivity, with respect to the distribution of NetSuite products and services in Japan, such terms expressly identified as “most favored pricing” and “exclusive rights” in the particular Strategic Reseller’s written “Preferred Reseller Agreement” with NetSuite KK (each, a “Distribution Agreement”).

E.        The Company desires to become an equity-sharing, preferred reseller of NetSuite KK and will contribute to the Development Fund according to the terms and conditions herein. Additionally, other Strategic Resellers that desire to become an equity-sharing, preferred reseller of NetSuite KK will also contribute to the Development Fund pursuant to a separate development fund agreement between NetSuite and NetSuite KK, on the one hand, and the Strategic Reseller, on the other hand, that contains terms and conditions that are substantially the same as those set forth in this Agreement (each, a “Development Fund Agreement”).

F.        Concurrently with this Agreement, the Company will enter into a Distribution Agreement with NetSuite KK under which the Company will market and sell NetSuite’s products and services in Japan and a “Share Purchase Agreement” by which it will subscribe to a certain amount of the common stock of NetSuite KK (the “Share Purchase Agreement”). After the Effective Date, each additional Strategic Reseller that NetSuite and NetSuite KK desire to include in the Development Fund will enter into a Development Fund Agreement with NetSuite and NetSuite KK concurrently with becoming a party to the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1        Terms from the Distribution Agreement.  All terms defined in the NS Agreement dated March 8, 2006 between NetSuite and NetSuite KK shall have the same meaning when used in this Agreement, unless expressly indicated to the contrary.

1.2        “Derivative Patent” means any and all patents and other governmental grants for the protection of inventions or industrial designs, and all applications for any of the foregoing, in all countries and jurisdictions, including international and regional filings, that claim or disclose any invention, work, or other subject matter that is based upon, derived from, developed using, or developed with reference to, the Product, Localized Product, any training provided by or on behalf of NetSuite or NetSuite KK, the Documentation, or any Confidential Information of NetSuite or NetSuite KK.

1.3        “Development Fund Contribution” shall mean, with respect to a particular Strategic Reseller, the Strategic Reseller’s contribution to the Development Fund as set forth in Schedule A to its Development Fund Agreement.

1.4        “Project Manager” shall have the meaning set forth in Section 3.1.

1.5        “Work Plan” shall mean the work plan set forth in Exhibit 1.5 of this Agreement, as such Exhibit may be updated from time to time by mutual written agreement of the Parties. For clarity, the work plan under each Development Fund Agreement with other Strategic Resellers may be different than the Work Plan in this Agreement, but will contain at least the tasks set forth in Section I of the Work Plan attached hereto.

2.	CONSTRUCTION

2.1        For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

2.2        Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

2.3        As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

2.4        Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

2.5        The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

3.	DEVELOPMENT PROJECT MANAGEMENT

3.1        Project Managers.  Each Party shall designate in writing a project manager (“Project Manager”) who shall serve as the primary point of communication and coordination with the other Party in connection with this Agreement. The initial Project Manager for NetSuite will be Craig Sullivan. Each Party has the right to change its Project Manager by providing written notice of the change to the other Party.

3.2        Development.  In consideration for the Development Fund Contribution by the Company to the Development Fund under Section 4 below, NetSuite shall use commercially reasonable efforts during the term of this Agreement to localize the Product for the Territory and to otherwise develop the Localized Product suitable for customers in the Territory in accordance with the Work Plan for the benefit of, among others, NetSuite KK, the Company, and other Strategic Resellers. NetSuite shall consider in good faith any product features reasonably suggested by the Company and use its reasonable commercial efforts to implement such features in the Localized Product as agreed by NetSuite. The Company shall provide NetSuite with reasonable cooperation, assistance and information with respect to the development; provided that in no event shall the Company be required to make any further contribution to the Development Fund other than the Development Fund Contribution. The Work Plan may be modified from time to time by the written agreement of the Parties. Subject to the foregoing, NetSuite shall have sole control, and final decision making authority, with regard to all work and results under this Agreement and the Work Plan. No work product developed by NetSuite pursuant to the Work Plan will be required to be delivered to any individual Strategic Reseller. Rather the work product is being developed to enable NetSuite and NetSuite KK to make the Localized Product available in the Territory as an application service provider, including under the Strategic Reseller’s applicable Distribution Agreement, subject to the terms and conditions herein, and through other resellers.

3.3        Reporting; Meetings.  NetSuite shall keep the Company informed of the progress of the work under the Work Plan, and the respective Project Managers shall cooperate to schedule meetings at least quarterly at their mutually agreeable times. Such meetings may involve without limitation discussions of progress of the work under the Work Plan, possible changes to the Localized Product and the Work Plan, and other matters reasonably identified by either Party. Such meetings and discussions shall be for information purposes only and shall not be binding upon either Party.

4.	DEVELOPMENT FUND CONTRIBUTIONS

4.1        Development Fund Contributions.  Within thirty one (31) days after the Effective Date, the Company shall pay to NetSuite the amount identified on Schedule A as its Development Fund Contribution. Each additional Strategic Reseller’s contribution to the Development Fund shall be similarly identified in the applicable Development Fund Agreement. Unless otherwise agreed by the Parties, all Development Fund Contributions by a Strategic Reseller shall be paid contemporaneously with the common stock subscription payment made by the particular Strategic Reseller pursuant to its applicable Share Purchase Agreement (the “Share Subscription Amount”). Notwithstanding anything to the contrary, except subject to the limited “exclusive rights” set forth in the Distribution Agreement between NetSuite KK and the Company, nothing shall prevent NetSuite or NetSuite KK from adding additional Strategic Resellers to the Development Fund at any time, and additions shall be effective upon signature by NetSuite and the Strategic Reseller of the Development Fund Agreement between such parties, without the requirement for signature from any other Strategic Reseller.

4.2        Determining Amount of Development Fund Contribution.  In each case, the Development Fund Contribution made by a Strategic Reseller shall be equal to two hundred percent (200%) of the Subscription Amount paid by that Strategic Reseller under the Share Purchase Agreement.

4.3        Exception; Financial Investors.  The Company acknowledges that NetSuite KK may raise financing through one or more institutional investors. Such institutional investors will not distribute Localized Product. Notwithstanding anything to the contrary, the Company agrees that NetSuite KK has the right to market and sell the Localized Product in the Territory, subject only to (i) the “most favored pricing” terms in the Distribution Agreement between NetSuite KK and the Company and (ii) the limited exclusivity granted to the Company in such Distribution Agreement (as set forth in the section of such Distribution Agreement titled “Exclusive Rights”).

4.4        Non-Refundable.  All Development Fund Contributions are non-refundable and non-creditable, including in the event of any termination or expiration of this Agreement and any applicable Distribution Agreements, except to the extent of any refund provided in accordance with Section 7.4.2 of this Agreement if the Company has terminated both its Distribution Agreement with NetSuite KK and this Agreement, each in accordance with its terms prior to the end of its term, due to a material breach of such Distribution Agreement by NetSuite KK or material breach of this Agreement by NetSuite or NetSuite KK.

4.5        Payment Terms.  All payments shall be made to NetSuite in U.S. dollars by bank wire transfer in immediately available funds to an account designated NetSuite.

4.6        Taxes and Government Charges.  Withholding taxes, if any, levied on the amounts payable to NetSuite pursuant to this Agreement and required to be withheld from such payments may be withheld and paid by the Company to the appropriate tax authorities, and the amounts payable to NetSuite shall be subject to deductions of amounts equivalent to such withholding taxes. In cases other than withholding taxes referred to above, including but not limited to any excise, sales, use, value added, withholding, or similar taxes, customs duties, tariffs or other government fees imposed by any Japan taxing authority on or with respect to this Agreement (but specifically excluding income or business taxes (if any) that be owned by NetSuite), shall be paid by Company. Company shall cooperate with NetSuite to reduce the withholding tax rate to the lowest legal rate applicable under any applicable tax treaty; provided however, that Company shall not be responsible for any such tax, if any, required by the government of Japan on the amounts payable to NetSuite pursuant to this Agreement as a result of any failure by NetSuite to provide any documentation necessary for NetSuite to qualify for exemption from withholding tax under any applicable tax treaty. Upon request of NetSuite, after each such tax payment, the official tax receipts or other evidence issued by the tax authorities concerned shall be forwarded to NetSuite. Company shall provide reasonable assistance to NetSuite in obtaining documents necessary for NetSuite to obtain credits for any taxes which are withheld.

5.	WARRANTIES AND DISCLAIMERS

5.1        Mutual.  Each Party represents and warrants to the other that: (i) it has the right and power to enter into this Agreement and to fulfill its obligations, and make the disclosures that it has made, hereunder; (ii) entering into, and performance of its obligations under, this Agreement does not and will not violate, and is not inconsistent with, any agreements between such Party and any third parties or any applicable laws or regulations; and (iii) it shall comply with the requirements of any and all applicable federal, state, local, and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated by this Agreement. Notwithstanding the foregoing, the representations and warranties made by NetSuite and NetSuite KK in this Section 5.1 shall not apply with regard to the Development Fund Agreement entered into with Transcosmos, Inc.

5.2        By NetSuite and NetSuite KK.  NetSuite and NetSuite KK represent and warrant to the Company that each Strategic Reseller that desires to resell NetSuite products and services in Japan under a Distribution Agreement that includes the preferred pricing set forth in Section 4.2 of the Company’s Distribution Agreement, and that are taking equity positions in NetSuite KK in accordance with the terms substantially same as the Share Purchase Agreement, shall enter into a Development Fund Agreement with NetSuite and NetSuite KK that contains terms and conditions that are substantially the same as those set forth in this Agreement. For clarity, this representation and warranty does not apply with respect to financial investors as contemplated in Section 4.3 above. NetSuite and NetSuite KK further represent and warrant to the Company that, as of the Effective Date of this Agreement, no default or breach has occurred and is continuing on the part of NetSuite or NetSuite KK under the NS Agreement.

5.3        Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITH RESPECT TO THE LOCALIZED PRODUCT, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE

LOCALIZED PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE LOCALIZED PRODUCT, WILL BE ERROR FREE OR SECURE.

5.4        Disclaimers and Limitations of Liability.

EXCEPT FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR REVENUE, COST OF SUBSTITUTE GOODS OR SERVICES, OR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

EXCEPT FOR ANY UNAUTHORIZED USE OR EXPLOITATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR A FAILURE TO COMPLY WITH CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, WITH RESPECT TO EACH RESELLER UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER OF NETSUITE’S, NETSUITE KK’S, OR THE RESELLER’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY THE PARTICULAR RESELLER TO NETSUITE AND NETSUITE KK UNDER THIS AGREEMENT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, NETSUITE AND NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY FAILURE TO COMPLETE DEVELOPMENT IF NETSUITE USED ITS COMMERCIALLY REASONABLE EFFORTS TO PERFORM THE DEVELOPMENT TO THE EXTENT REQUIRED IN THIS AGREEMENT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, NETSUITE AND NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY TO THE COMPANY DUE TO ANY DIFFERENCES BETWEEN THIS AGREEMENT AND THE DEVELOPMENT FUND AGREEMENT TO WHICH TRANSCOSMOS, INC. IS A PARTY.

THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

6.	INTELLECTUAL PROPERTY

6.1        Ownership.  Nothing in this Agreement shall be construed to require either Party to assign any patent, copyright, trade secret, or other intellectual property right to the other, and each Party shall retain exclusive ownership of all inventions, works of authorship, and other technology and intellectual property that it solely conceives, invents or creates. The Parties shall jointly own all technology and intellectual property that they jointly conceive, invent or create, and neither Party shall have any duty to account to the other Party, or obtain the consent of the other Party, in order to exploit or license any such jointly owned technology or intellectual property, and each Party hereby waives and agrees not to assert any inconsistent laws of any jurisdiction.

Notwithstanding the foregoing, the Company hereby grants, and shall grant, to NetSuite and NetSuite KK a worldwide, non-exclusive, fully paid, royalty free right and license, with the right to grant and authorize sublicenses, under all Derivative Patents to make, have made, use, sell, offer to sell, import, and otherwise exploit and dispose of any and all products, components, and services. For clarity, this Section 6.1 does not grant any right or license to NetSuite or NetSuite KK under any copyrights, trade secrets, or other non-patent intellectual property of the Company. Additionally, except to the extent that such restrictions are prohibited by applicable law, each of the Parties to this Agreement agree that they will not attempt to reverse engineer or decompile any product of any of the other Parties to this Agreement. Nothing in this Agreement shall prevent NetSuite from using any work product developed by or on behalf of NetSuite or NetSuite KK under or in connection with this Agreement for any products or services, other than the Localized Product, including outside the Territory. Use of such work product in the Territory shall be subject to the exclusive rights of NetSuite KK under the NS Agreement.

6.2        License.  The Company acknowledges that NetSuite and NetSuite KK desire not to receive in connection with this Agreement and/or the Distribution Agreement any information or technology related to its products, services, or business unless the information and technology can be used in any products and services, in NetSuite’s and NetSuite KK’s discretion. Accordingly, prior to disclosing any information, know-how, Confidential Information, trade secrets, or other technology to NetSuite or NetSuite KK in which the Company, its Affiliate, or licensor, claims a proprietary interest that is not to be assigned to NetSuite under this Agreement or the Distribution Agreement, the Company shall provide a proposal to NetSuite in writing regarding the use and other exploitation of such subject matter by NetSuite and NetSuite KK. Following receipt of such proposal, NetSuite and the Company shall confer concerning the proposal and agree in writing upon the terms, if any, under which such information, know-how, Confidential Information, trade secrets, or other technology may be used. Except as agreed in writing prior to disclosure of the information, know-how, Confidential Information, trade secrets, or other technology to NetSuite and NetSuite KK, NetSuite has the non-exclusive, perpetual, non-terminable, paid-up, royalty free, worldwide right and license, with the right to grant and authorize sublicenses, to incorporate all such information, know-how, Confidential Information, trade secrets, and other technology into products and services and to make, have made, use, sell, offer to sell, import, reproduce, distribute, transmit, publicly display and perform, and otherwise exploit such products, services and derivatives thereof.

6.3        Transfer of Ownership.  During the term of the Distribution Agreement between Company and NetSuite KK, any assignment by NetSuite of ownership of its patents, copyrights, and trade secrets embodied in the Localized Product, as well as all trademarks of NetSuite used in Japan on the Localized Product, shall be made only if such intellectual property remains subject to the terms and conditions of the NS Agreement, including the exclusivity granted to NetSuite KK in such Agreement. Similarly, if the NS Agreement has been terminated under its Section 8.2, 8.3, or 8.4 prior to the end of its term, other than under Section 8.2 as a result of actions or inactions of the Company or its resellers, then NetSuite agrees that it will enter into a new Distribution Agreement directly with the Company for the remainder of the original term of the Distribution Agreement between the Company and NetSuite KK, containing the same terms as set forth in such Distribution Agreement between the Company and NetSuite KK, so that the Company may continue to market, sell, distribute, and provide support or maintenance services for, the Localized Products in the Territory for the remainder of such original term.

7.	TERM AND TERMINATION

7.1        Term.  This Agreement shall commence upon the Effective Date and continue in full force and effect until thirty six (36) months after the Effective Date, unless earlier terminated in accordance with the terms of this Agreement or extended by mutual written agreement of the Parties.

7.2        Termination for Cause.  In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach. A material breach by a Party of the Distribution Agreement between NetSuite KK and the Company shall be considered a material breach of this Agreement by such Party for purposes of this Section 7.2.

7.3        No Liability for Termination.  Except as expressly required by law, in the event of termination of this Agreement by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of NetSuite, NetSuite KK or the Company.

7.4        Effect of Termination; Survival.

7.4.1        No Release.  Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination expiration has already accrued to the other Party. Without limiting the foregoing, nonpayment that became payable prior to termination or expiration of this Agreement shall be affected by such termination or expiration of the Agreement. Rather, such payments shall remain payable after termination or expiration in accordance with the terms and conditions of this Agreement that were in effect immediately prior to the date of termination or expiration.

7.4.2        Refund of Development Fund Contribution.  If NetSuite KK has materially breached this Agreement or its Distribution Agreement with the Company, or NetSuite; has materially breached this Agreement, and if the Company has terminated both its Distribution Agreement with NetSuite KK and this Agreement, each in accordance with its terms after the applicable cure period prior to the end of its term due to such material breach, then NetSuite and NetSuite KK will refund to the Company a pro-rata portion of the Company’s Development Fund Contribution under this Agreement, subject to the following. Such pro-rata portion shall be calculated based upon the number of days remaining in the original thirty six (36) month term of this Agreement at the time the Agreement has actually terminated. For example, if such terminations are both completed on the day immediately prior to the first anniversary of the Effective Date, then the Company would receive a refund of two thirds of its Development Fund Contribution. Such refund will be provided only if such termination occurs within six (6) months after the Company becomes aware of the applicable breach. For clarity, the Company shall not be entitled to any refund under this Section 7.4.2 to the extent the damages are limited or disclaimed by the other terms or conditions of (i) the Distribution Agreement between NetSuite KK and the Company (e.g. Section 11) or (ii) this Agreement.

7.4.3        Survival.  Articles and Sections 4.4, 4.5, 4.6, 5.3, 5.4, 6, 7.3, 7.4, 7.5 and 7.6 of this Agreement, and the Sections from the Distribution Agreement between NetSuite and NetSuite KK that have been referenced in, and incorporated by reference into, Section 7.7 of this Agreement, shall survive any termination or expiration of this Agreement. All other terms and Conditions of this Agreement shall terminate, and have no further force or effect, upon any termination or expiration of this Agreement.

7.5        Return of Materials.  Within thirty (30) days after the effective date of termination or expiration of this Agreement, each Party shall return or destroy, at the other Party’s option, all tangible items bearing or containing the Confidential Information of such other Party and provide written certification of such destruction, except to the extent a Party retains rights with respect thereto.

7.6        Assignment.  Either Party may assign this Agreement and its rights and duties hereunder to the acquirer of substantially all of the assets or stock of such Party or to its successor and affiliates in the case of a change of control as a result of a merger (including reverse triangular merger); provided that no assignment shall be made by the Company without the advance written consent of the other Parties. In addition, NetSuite may assign this Agreement and all of its rights hereunder to NetSuite KK. Any transfer in violation of the foregoing shall be void.

7.7        Miscellaneous.  Articles and Sections 7.5, 10, 13, and 14 of the NS Agreement are hereby incorporated into this Agreement by reference and shall apply with respect to this Agreement, in the same manner as they apply with respect to the NS Agreement, as if fully set forth herein, except that references to NetSuite KK in such Sections shall be considered references to the Company for purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

NetSuite, Inc.

By:	/s/ Zachary Nelson

Name:

Title:

Date:

MIROKU JYOHO SERVICE CO., LTD.:

By:	/s/ Nobuhiko Koreeda

Name:

Title:

Date:

Schedule A

DEVELOPMENT FUND CONTRIBUTION

Miroku Jyoho Service Co.,	4-29-1 Yotsuya, Shinjuku-ku, Tokyo, Japan 160-0004	US$ 2,500,000.00

EXHIBIT 1.5

WORK PLAN (example for reference only)

Dates are targets only.

Phase 1

Version 11 Release - June 2006

•	General Product
o	Japan Edition ‘Product’ and Provisioning
o	Japanese Address Field Layout
o	Furigana (Yomi) Field on Records
o	JIS encoding in system e-mails
o	Currency Rounding Setting
•	Help Glossary Translation

Phase 2

Release Date - TBD

•	eCommerce
o	1st Credit Card Processor Integration - Partner TBD (CyberSource, GMO, PaymentOne)
o	Web Store/Site Themes for Japan
•	CRM
o	Japan-specific CRM Forms - Quotes/Orders/Etc.
o	Refinement of CRM for Japan - Workflow/Methodology
o	Fax Service Integration - Nexway (?)
o	SFA/CRM Cell Phone UI - Pending selection of 3rd Party Development Partner
o	Translated Outlook (Sales Desktop) Plug-in
•	Help & Documentation Translation
o	Field-level Help
o	Main CRM/eCommerce Help Files Only
•	Data Import Support

Phase 3

Release Date - TBD

•	eCommerce
o	1st Shipping Integration (Domestic) - Partner TBD (Sagawa, Yamato)
o	2nd Credit Card Processor Integration - Partner TBD (Cybersource, GMO, PaymentOne)
•	CRM
o	CTI Integration Support
o	Further refinement of CRM - Workflow/Methodology

o	Vertical Configuration Templates
o	SFA/CRM Cell Phone UI Enhancements
•	ERP
o	GAAP Compliance in ERP Workflow and Accounting Entries
o	Japan-specific Default Forms - Invoices/Credit Memos/Statements, Etc.
o	Financial Statement Layout
o	Tax Engine Enhancements and Reports
o	Additional Standard Reports
•	Help & Documentation Translation
o	Further CRM/eCommerce Documentation & Guides
o	Initial ERP Documentation

Phase 4

Release Date - TBD

•	eCommerce
o	2nd Shipping Integration (Domestic)
o	Additional Web Store/Site Themes (as necessary)
•	ERP
o	Financial Statement Layout
o	Standard Reports
o	Customer Statement Layout/Content
•	CRM
o	Further refinement based on customer feedback
•	Help & Documentation Translation
o	Further CRM/eCommerce Documentation & Guides
o	Initial ERP Documentation

Phase 5

Release Date - TBD

•	ERP
o	Financial Statement Layout
o	Japan GAAP Compliance Enhancements
o	Promissary Note (Tegata) Payment Method Support
o	Further refinement of ERP Workflow/Methodology
o	Additional Standard Reports
o	Japanese Payroll Offering (Partner Integration)
o	Electronic Payments / Bill Pay / Bank Integration
•	eCommerce
o	Web Store Cell Phone UI Support
•	CRM
o	Further refinement of CRM/eCommerce
o	SFA/CRM Cell Phone UI Enhancements

•	Help & Documentation Translation
o	Additional ERP & Other remaining Help Files
o	ERP PDF Guides